EXHIBIT 10.1
2010 Special Incentive Program

Pursuant to the Darling International Inc. 2004 Omnibus Incentive Plan (the “Plan”) and in consideration of and conditioned upon the closing of the acquisition of Griffin Industries, Inc. (“Griffin”) by Darling International Inc. (the “Company”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated November 9, 2010, by and among the Company, DG Acquisition Corp., a Kentucky corporation and a wholly owned subsidiary of the Company, and Griffin (the “Merger”), the Employees of the Company listed below in the Cash Payment paragraph shall be eligible to receive a cash payment no later than March 15 of the calendar year immediately following the calendar year in which the Merger occurred, as a Cash-Based Award (the “Cash Payment”), which is intended to be treated as Performance-Based Compensation in accordance with the terms hereof; provided, however, that in no event shall the Cash Payment be paid with respect to any Participant until the Company’s Compensation Committee certifies in writing that the performance goals and any other material terms applicable to such performance period have been satisfied; provided, further, that in no event shall the Cash Payment be paid to any Employee of the Company listed below in the Cash Payment paragraph if the employment of such Employee is terminated, voluntarily or involuntarily, prior to the determination that the conditions to receive such payment have been fulfilled.

The Employees listed in the Restricted Stock Award paragraph below shall receive, subject to and conditioned upon achievement of the goals set forth in the Restricted Stock Award paragraph, a Restricted Stock Award upon the successful completion of the Merger and, for certain portions of the Award, depending on the Share price following the closing of the Merger (the “Closing”) as more fully described below, which is intended to be treated as Performance-Based Compensation.  Such Restricted Stock Award shall be awarded promptly following the determination by the Company’s Compensation Committee that the conditions to receive such Award have been fulfilled; provided, however, that in no event shall any such Award be awarded with respect to any Participant until the Company’s Compensation Committee certifies in writing that the performance goals and any other material terms applicable to such performance period have been satisfied; provided, further, that in no event shall any such Award be awarded to any Employee listed below in the Restricted Stock Award paragraph if the employment of such Employee is terminated, voluntarily or involuntarily, prior to the determination that the conditions to receive such Award have been fulfilled.

Capitalized terms used, but not defined, herein shall have the meaning given them in the Plan.

Cash Payment: The Cash Payment shall not exceed $500,000 in the aggregate.  Upon the successful completion of the Merger, executive management of the Company shall recommend to the Compensation Committee individual Cash Payments to be made to senior Company employees who have been materially instrumental in successfully completing the Merger, along with a summary of each such employee’s contributions towards the successful completion of the Merger; provided, that in no event shall the aggregate of such Cash Payments to all Company employees exceed $500,000.  The Compensation Committee shall review such recommendations and approve awards if in the Compensation Committee’s judgment such Cash Payment awards are merited.   Such Cash Payments shall be made no later than March 15 of the calendar year immediately following the calendar year in which the Merger occurred.  No Participant shall receive a Cash Payment if his or her employment has been terminated, voluntarily or involuntarily, prior to receipt of such payment.

Restricted Stock Award:  Upon the successful completion of the Merger and subject to the attainment of the following performance goals, the Participants listed below shall be eligible to receive the applicable number of Shares of Restricted Stock listed to the right of his or her name; provided, that such Participant’s employment with the Company has not terminated, voluntarily or involuntarily, prior to the determination that the conditions to receive such Award have been fulfilled.  The Company shall grant the Restricted Stock Awards in three separate grants subject to fulfillment of the performance goals and vesting requirements specified below:

Grant 1 Conditions and Vesting:  If the Merger is completed no later than December 31, 2010, the Participants listed below shall be eligible to receive the number of Shares of Restricted Stock listed to the right of his or her name, subject to the following vesting requirements.  One third of the grant shall vest on each of the following dates:  the date of the Closing, the date of the first anniversary of the Closing and the date of the second anniversary of the Closing.

Grant 2 Conditions and Vesting.  If the price of the Company’s common stock on the last day of the 13th full consecutive calendar month following the Closing or, if such date is not a Business Day, the next succeeding Business Day (the “True-Up Date”) (as appropriately adjusted in accordance with Sections 4.4 and 14.4 of the Plan) is equal to or greater than $10.00 per Share, the Participants listed below shall be eligible to receive the number of Shares of Restricted Stock listed to the right of his or her name, subject to the following vesting requirements.  One third of the grant shall vest on each of the following dates:  the True-Up Date, the date of the first anniversary of the True-Up Date and the date of the second anniversary of the True-Up Date.

Grant 3 Conditions and Vesting.  The Participants’ eligibility for Grant 3 shall be determined and granted follows: (i) if the price of the Company’s common stock is $12.50 or higher on the date of the second anniversary of the Closing or, if such date is not a Business Day, the next succeeding Business Day (as appropriately adjusted in accordance with Sections 4.4 and 14.4 of the Plan), then the Participants shall be awarded one third of the number of Shares of Restricted Stock listed to the right of his or her name under the column titled “Grant 3”; (ii) if, on the date of the third anniversary of the Closing or, if such date is not a Business Day, the next succeeding Business Day, the price of the Company’s common stock is at least $12.50 per Share and the percentage increase of the Company’s common stock over $12.50 per Share (as appropriately adjusted in accordance with Sections 4.4 and 14.4 of the Plan) exceeds the median percentage increase of the common stock of the companies listed on the S&P 600 on the last day of the period for the preceding one year period, then the Participants shall be awarded one third of the number of Shares of Restricted Stock listed to the right of his or her name under the column titled “Grant 3” and (iii) if, on the date of the fourth anniversary of the Closing or, if such date is not a Business Day, the next succeeding Business Day, the price of the Company’s common stock is at least $12.50 per Share and the percentage increase of the Company’s common stock over $12.50 per Share (as appropriately adjusted in accordance with Sections 4.4 and 14.4 of the Plan) exceeds the median percentage increase of the common stock of the companies listed on the S&P 600 on the last day of the period for the preceding two year period, then the Participants shall be awarded one third of the number of Shares of Restricted Stock listed to the right of his or her name under the column titled “Grant 3”.  For purposes of clarity, if the performance goals set forth in (i) through (iii) are not met at the specified measurement date in the applicable subsection, the portion of the grant that corresponds to the performance goal in such subsection shall be forfeited in its entirety and the Company may not grant such Shares to the Participants.

Name1	Title	Total Award	Grant 1	Grant 2	Grant 3
Randall C. Stuewe	Chief Executive Officer	175,000	35,000	70,000	70,000
John O. Muse	Executive Vice President – Finance and Administration	175,000	35,000	70,000	70,000
Neil Katchen	Executive Vice President – Chief Operations Officer	30,000	-	15,000	15,000
John F. Sterling	Executive Vice President – General Counsel and Secretary	75,000	15,000	30,000	30,000
Other Non-Named Executive Officers		185,000	25,000	80,000	80,000

As used herein, the term “Business Day” shall mean any day of the year, other than a Saturday or Sunday, on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

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1 The fifth named executive officer as of the end of the Company’s 2009 fiscal year, Mark Myers, retired from the Company effective January 3, 2010.